                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 ALDILA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

[LOGO]

                                                                   April 8, 1998


To Our Stockholders:

     On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Aldila, Inc., to be held Wednesday, May 6, 1998, at 9:00 a.m. at the Rancho Bernardo Inn, 17550 Bernardo Oaks Drive, San Diego, California 92128. The formal notice and proxy statement for the Annual Meeting are attached to this letter.

     It is important that you sign, date and return your proxy card in the enclosed envelope as soon as possible, even if you currently plan to attend the Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the meeting. If you decide to attend, you can still vote your shares in person, if you wish.

     On behalf of the Board of Directors, I thank you for your cooperation and I look forward to seeing you on May 6th.

                                        Very truly yours,

                                        /s/ GARY T. BARBERA
                                        -------------------
                                        Gary T. Barbera
                                        Chairman of the Board

                                    ALDILA, INC.
                            15822 BERNARDO CENTER DRIVE
                            SAN DIEGO, CALIFORNIA 92127

                      NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               TO BE HELD MAY 6, 1998


TO THE STOCKHOLDERS OF ALDILA, INC.

     Notice is hereby given that the Annual Meeting of Stockholders of Aldila, Inc. (the "Company") will be held at the Rancho Bernardo Inn, 17550 Bernardo Oaks Drive, San Diego, California 92128, on Wednesday, May 6, 1998, at
9:00 a.m., Pacific time, for the following purposes:

     1. ELECTION OF DIRECTORS. To elect by vote of the holders of Common Stock a total of eleven persons to the Board of Directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and have qualified. The Board of Directors' nominees are:

                     Gary T. Barbera        John J. Henry
                     Peter E. Bennett       Donald C. Klosterman
                     Thomas A. Brand        Wm. Brian Little
                     Jon B. DeVault         Peter R. Mathewson
                     Marvin M. Giles, III   Chapin Nolen
                     Vincent T. Gorguze

     2. RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS. To ratify the Board of Directors' selection of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending December 31, 1998.

     3. OTHER BUSINESS. To consider and act upon such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on March 20, 1998 will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting and at any adjournments thereof.


                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ Robert J. Cierzan
                                        ---------------------
                                        Robert J. Cierzan
                                        Secretary

Dated:  April 8, 1998

WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE YOUR PROXY IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES IN PERSON.

                                    ALDILA, INC.
                            15822 BERNARDO CENTER DRIVE
                            SAN DIEGO, CALIFORNIA 92127
                                   (619) 592-0404


                                  PROXY STATEMENT


                           ANNUAL MEETING OF STOCKHOLDERS
                                    MAY 6, 1998


                                      GENERAL

     This proxy statement is furnished to stockholders of Aldila, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board" or "Board of Directors") for use at the Annual Meeting of Stockholders to be held at 9:00 a.m., Pacific time, on Wednesday, May 6, 1998, at the Rancho Bernardo Inn, 17550 Bernardo Oaks Drive, San Diego, California 92128, and any adjournments thereof (the "Annual Meeting" or "Meeting").

     Common stockholders of record as of the close of business on March 20, 1998, will be entitled to vote at the Meeting or any adjournments thereof.
As of the record date, the Company had outstanding 15,443,871 shares of Common Stock, each entitled to one vote on all matters to be voted upon.
This proxy statement, the accompanying form of proxy and the Company's annual report to stockholders for the fiscal year ended December 31, 1997 are being mailed on or about April 8, 1998, to each stockholder entitled to vote at the Meeting.

                          VOTING AND REVOCATION OF PROXIES

VOTING

     If the enclosed proxy is executed and returned in time and not revoked, all shares represented thereby will be voted. Each proxy will be voted in accordance with the stockholder's instructions. If no such instructions are specified, the proxies will be voted FOR the election of each person nominated for election as a director and FOR the ratification of the Board's selection of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending December 31, 1998.

     Assuming a quorum is present, the affirmative vote by the holders of a plurality of the votes cast at the Meeting will be required for the election of directors; the affirmative vote of a majority of the votes cast at the Meeting will be required for the ratification of the Board's selection of Deloitte & Touche LLP as the Company's independent accountants; and the affirmative vote of a majority of the votes cast at the Meeting will be required to act on all other matters to come before the Annual Meeting. An automated system administered by the Company's transfer agent tabulates the votes. For purposes of determining the number of votes cast with respect to any voting matter, only those cast "for" or "against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the Meeting. With respect to all matters (other than the election of directors), abstentions and broker non-votes will have the effect of reducing the number of affirmative votes required to achieve a majority of the votes cast.

REVOCATION

     A stockholder giving a proxy may revoke it at any time before it is voted by delivery to the Company of a subsequently executed proxy or a written notice of revocation. In addition, returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and wish to do so.

                               ELECTION OF DIRECTORS

     The Company's Restated Bylaws give the Board the power to set the number of directors at no less than one nor more than twenty-one. The size of the Company's Board is currently set at eleven. Directors hold office until the next annual meeting of stockholders and until their successors are elected and have qualified.

     Unless otherwise directed, proxies in the accompanying form will be voted FOR the nominees listed below. If any one or more of the nominees is unable to serve for any reason or withdraws from nomination, proxies will be voted for the substitute nominee or nominees, if any, proposed by the Board of Directors. The Board has no knowledge that any nominee will or may be unable to serve or will or may withdraw from nomination. All of the following nominees are current directors of the Company whose terms end at the 1998 Annual Meeting. Information concerning nominees for director is set forth below.

     Prior to the Company's initial public offering in June 1993 (the "June Offering"), there were only three directors of the Company, all of whom were general partners of an affiliate of the Company's then majority stockholder. On April 23, 1993, each director of Aldila Golf Corp., the Company's sole direct subsidiary as of that date, was elected to serve as a director of the Company. Accordingly, reference to service with the Company through April 23, 1993 means only service with Aldila Golf Corp. and the predecessor company to Aldila Golf Corp.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE BOARD OF DIRECTORS' NOMINEES FOR DIRECTORS TO BE ELECTED BY THE HOLDERS OF COMMON STOCK.

NOMINEES FOR ELECTION BY HOLDERS OF COMMON STOCK

     GARY T. BARBERA has been Chairman of the Board of the Company since January 1, 1996. He has been Chief Executive Officer of the Company since June 1992 and a director of the Company since September 1988. Mr. Barbera was President and Chief Operating Officer from September 1988 to December 31, 1995. From December 1986 to January 1988, Mr. Barbera was President and Chief Operating Officer at Dickey-John Corp., a company specializing in electronic controls and agricultural manufacturing. Previously, Mr. Barbera was Group Vice President for Bourns, Inc. a private electronics manufacturer. From 1979 to 1985, Mr. Barbera was Chief Executive Officer of Oak
Technology, Inc., a subsidiary of Oak Industries, which produced laminates for a variety of products. Age: 60

     THOMAS A. BRAND has been a director of the Company since November 3, 1997. Since January 1994, Mr. Brand has been an instructor at the University of Phoenix and a consultant to the composite materials industry. From 1983 to 1992, he was Senior Vice President/General Manager of Fiberite Advanced Materials, a business unit of ICI-PLC. From 1964 to 1983, Mr. Brand served as Vice President/General Manager, Fiberite West Coast Corp., which is a division of Fiberite Corporation. Age: 64

     PETER E. BENNETT has been a director of the Company since November 1994. Mr. Bennett has been the President and a Senior Partner of Liberty Partners L.P. since September 1992. From July 1982 to August 1992, he was a Senior Vice President of Merrill Lynch Interfunding Inc. He is a director of Datamax Corp., "A"-Company, PlayPower, Inc., Polaris Pool Systems, PADCOM, Inc. and Regulus Group, LLC. Age: 56.

     JON B. DeVAULT has been a director and Vice President of the Company and President of Aldila Materials Technology Corp., the Company's operating subsidiary that manufactures carbon fiber, since

November 3, 1997. Prior to joining the Company, from November 1995 to November 1997, Mr. DeVault served as Executive Vice President of Fiberite, a diversified carbon fiber manufacturing company, and was responsible for strategic planning and business development. In 1995 Mr. DeVault started a consulting business, DeVault & Associates, Inc. where he provided management and technical services to the advanced materials industry and to government agencies. From 1992 to 1995, Mr. DeVault was employed with the Department of Defense's Advanced Research Projects Agency, DARPA, where he was responsible for planning and implementing a strategy to reduce the cost of polymer matrix composite structures. Before joining DARPA, Mr. DeVault was part of the original management team and served as President of Composite Products Group, Hercules Aerospace Company. During his tenure he held various positions of increasing responsibility, including Manager, Marketing, Vice President Composite Structures, Vice President and General Manager, Graphite Materials and Composite Structures and finally President, Composite Products Group.
Age: 60.

     MARVIN M. GILES, III has been a director of the Company since October 1993. He has been President of Pros, Incorporated ("Pros") since he co-founded that company in 1973. Pros is a business management firm that specializes in representing professional athletes, particularly golfers including Davis Love III, Tom Kite and Lanny Wadkins. Mr. Giles is also an accomplished golfer. He was the 1972 U.S. Amateur Champion and the 1975 British Amateur Champion. Mr. Giles was the 1993 U.S. Walker Cup Captain and played on four Walker Cup teams from 1969 to 1975. Age: 55.

     VINCENT T. GORGUZE was Chairman of the Board of the Company from September 1988 until December 31, 1995 and is currently serving as Chairman Emeritus. He was Chief Executive Officer of the Company from September 1988 until June 1992 and has served as a consultant to the Company following his service as Chief Executive Officer. In September 1997, Mr. Gorguze became Chairman of the Board of Directors and Chief Executive Officer of Carco Electronics Inc., a manufacturer of flight motion simulators, target systems, radar sighting equipment and gyroscopes. Since 1978, Mr. Gorguze has been Chairman and CEO of Sinclair & Rush, Inc., a plastics company and since July 1995 has served as Chairman and CEO of PlayPower, Inc. Mr. Gorguze previously held various executive positions with Emerson Electric from 1962 to 1978, including Vice Chairman, President and Chief Operating Officer.
Age: 81

     JOHN J. HENRY has been a director of the Company since November 1994. Mr. Henry has been the Vice Chairman of Sinclair & Rush since September 1978. Mr. Henry previously held various executive positions with Rockwell International Corp. from 1967 to 1978, including Sr. Vice President and President of the Admiral Corporation. He is a director of Astrotech International Corporation, PlayPower, Inc. and Duquesne University. Age 71.

     DONALD C. KLOSTERMAN has been a director of the Company since March 1994. Mr. Klosterman was the Chairman of the Board of NTN Communications, Inc. ("NTN Communications") from April 1983 until September 1994. Since September 1994, he has been a Director of NTN Communications. NTN Communications is a satellite broadcasting company that provides interactive entertainment programming. From July 1994 to November 1995, Mr. Klosterman served as President of Pacific Casino Management Inc., a casino operator.
Mr. Klosterman also currently serves on the Board of Directors of the Bel Air Country Club. Age: 68.

     WM. BRIAN LITTLE has been a director of the Company since January 1992. Since January 1995 he has been a private investor. From January 1994 to December 1994, he was a Special Limited Partner of FLC Partnership, the General Partner of Forstmann Little & Co. He was a General Partner of FLC Partnership from 1978 when he co-founded Forstmann Little & Co. until December 1993. He is a director of The Topps Company, Inc. and Department 56, Inc. Age: 56.

     PETER R. MATHEWSON has been a director of the Company since January 1997 and has been a Vice President of the Company since 1990. Since January 1997, Mr. Mathewson has also served as President and Chief Operating Officer of Aldila Golf Corp., the Company's operating subsidiary that conducts its core golf operations. Mr. Mathewson has been with the Company since September 1973 and has held various positions, including: plant manager, production manager, shipping and receiving supervisor, and purchasing agent. Age: 47.

     CHAPIN NOLEN has been a director of the Company since November 1994. Mr. Nolen has been a director and was President of Combe, Incorporated from 1970 to 1995 and is currently serving as Vice Chairman of its Board of Directors. He is a director of Santa Barbara Olive Company and the Cosmetic Toiletry and Fragrance Association. Age: 65.

                          FURTHER INFORMATION CONCERNING
                       THE BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors of the Company directs the management of the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and four standing committees: Executive, Audit, Compensation and Stock Option. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues. The Company has no nominating or similar committee.

COMMITTEES OF THE BOARD -- BOARD MEETINGS

     The Board of Directors of the Company held five meetings in fiscal 1997. Each director attended 75% or more of the aggregate of (i) meetings of the Board held during the period for which he served as a director and (ii) meetings of all committees held during the period for which he served on those committees.

     The EXECUTIVE COMMITTEE of the Board has the authority, between meetings of the Board of Directors, to exercise all powers and authority of the Board in the management of the business and affairs of the Company that may be lawfully delegated to it under Delaware law. The Committee is chaired by Vincent T. Gorguze, and its other members are Gary T. Barbera and Wm. Brian Little. The Executive Committee had no meetings in fiscal 1997.

     The AUDIT COMMITTEE's principal functions are to (i) review the adequacy of the Company's system of internal control, (ii) review the independent auditor's proposed audit scope and approach, (iii) conduct a post-audit review of the financial statements and audit findings including any significant suggestions for improvements provided to management by the independent auditors, (iv) review the performance and fee arrangements of the independent auditors and (v) recommend the appointment of the independent auditors. The Audit Committee reports to the Board, and has lines of communication with management and the independent auditors (including private meetings). The Audit Committee is currently comprised of John J. Henry, as chairman, Peter E. Bennett and Chapin Nolen. The Audit Committee held four meetings in fiscal 1997.

     The COMPENSATION COMMITTEE is charged with the responsibility of supervising and administering the Company's compensation policies, management awards, reviewing salaries, approving significant changes in salaried employee benefits, and recommending to the Board such other forms of remuneration as it deems appropriate. The Compensation Committee is currently comprised of Mr. Little, as chairman, and Peter E. Bennett and Donald C. Klosterman. The Compensation Committee held four meetings in fiscal 1997.

     The STOCK OPTION COMMITTEE's principal functions are to determine individuals to whom stock options will be granted under the Company's 1994 Stock Incentive Plan, the terms on which such options will be granted, and to administer the 1994 Stock Incentive Plan. The Stock Option Committee is currently comprised of Mr. Little, who is the chairman, Mr. Klosterman and Marvin M. Giles, who are independent, "non-employee directors" (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act")). The Stock Option Committee also retains administrative responsibility over the Company's 1992 Stock Option Plan. The Stock Option Committee held three meetings in fiscal 1997.

              RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board has selected the accounting firm of Deloitte & Touche LLP to audit the Company's financial statements for, and otherwise act as the Company's independent accountants with respect to, the fiscal year ending December 31, 1998. Deloitte & Touche LLP has acted as independent accountants for the Company since the fiscal year ended December 31, 1991.
In accordance with the Board's resolution, its selection of Deloitte & Touche LLP as the Company's independent accountants for the current fiscal year is being presented to stockholders for ratification at the Annual Meeting. The Company knows of no direct or material indirect financial interest of Deloitte & Touche LLP in the Company or any connection of that firm with the Company in the capacity of promoter, underwriter, voting trustee, officer or employee.

     Members of Deloitte & Touche LLP will be present at the Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT ACCOUNTANTS OF THE COMPANY.

           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the shares of Common Stock beneficially owned as of March 20, 1998 by (a) each person or entity who, insofar as the Company has been able to ascertain, beneficially owned more than 5% of the Company's Common Stock as of such date, (b) each of the directors of the Company (all nominees for election as director are current members of the Board), (c) the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company for the fiscal year ended December 31, 1997 (the "Named Executive Officers") and
(d) all current directors and executive officers of the Company as a group (14 persons). Except as otherwise indicated the business address for each person is c/o Aldila, Inc., 15822 Bernardo Center Drive, San Diego, California 92127.


                                                      COMMON STOCK
                                                      BENEFICIALLY     PERCENT OF
          NAME                                           OWNED(1)       SHARES(1)
          ----                                        ------------     -----------
     Gary T. Barbera(2). . . . . . . . . . . . . .       402,137          2.6%
     Peter E. Bennett(3) . . . . . . . . . . . . .        59,647            *
     Thomas A. Brand(4). . . . . . . . . . . . . .             0            *
     Robert J. Cierzan(5). . . . . . . . . . . . .       167,474          1.1%
     Jon B. DeVault(6) . . . . . . . . . . . . . .        40,850            *
     Marvin M. Giles, III(7) . . . . . . . . . . .        41,313            *
     Vincent T. Gorguze(8) . . . . . . . . . . . .       599,085          3.9%
     John J. Henry(9). . . . . . . . . . . . . . .        41,847            *
     Donald C. Klosterman(10). . . . . . . . . . .        36,313            *
     Wm. Brian Little(11). . . . . . . . . . . . .       319,904          2.1%
     Peter R. Mathewson(12). . . . . . . . . . . .       168,464          1.1%
     Chapin Nolen(13). . . . . . . . . . . . . . .        39,647            *
     Peter J. Piotrowski . . . . . . . . . . . . .        17,086            *
     Michael J. Rossi(14). . . . . . . . . . . . .        13,533            *

     All directors and executive officers
     as a group (14 persons)(15) . . . . . . . . .     1,947,300         12.6%

--------------------
  * The percentage of shares of Common Stock beneficially owned does not exceed one percent of the outstanding shares of Common Stock.

 (1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of Common Stock which such person has the right to acquire within 60 days following March 20, 1998. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire within 60 days following March 20, 1998 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

 (2) Includes options to acquire 200,483 shares of Common Stock that will have vested within 60 days following March 20, 1998. Mr. Barbera also has options to purchase 186,667 shares of Common Stock that will not have vested within 60 days following March 20, 1998. All of the currently owned shares are owned by The Barbera Trust, of which Mr. Barbera and his wife are the trustees.

 (3) Includes options to acquire 29,647 shares of Common Stock that will have vested within 60 days following March 20, 1998. Mr. Bennett also has options to purchase 16,667 shares of Common Stock that will not have vested within 60 days following March 20, 1998.

 (4) Mr. Brand has options to purchase 26,314 shares of Common Stock that will not have vested within 60 days following March 20, 1998.

 (5) Includes options to acquire 98,000 shares of Common Stock that will have vested within 60 days following March 20, 1998. Mr. Cierzan also has options to purchase 95,000 shares of Common Stock that will not have vested within 60 days following March 20, 1998. All of the currently owned shares are owned by Robert J. Cierzan and Lynn M. Cierzan, JTWROS.

 (6) Mr. DeVault also has options to purchase 100,000 shares of Common Stock that will not have vested within 60 days following March 20, 1998.

 (7) Includes options to acquire 36,313 shares of Common Stock that will have vested within 60 days following March 20, 1998. Mr. Giles also has options to purchase 20,001 shares of Common Stock that will not have vested within 60 days following March 20, 1998.

 (8) Includes options to acquire 84,999 shares of Common Stock that will have vested within 60 days following March 20, 1998. Mr. Gorguze also has options to purchase 10,001 shares of Common Stock that will not have vested within 60 days following March 20, 1998. All of the shares currently owned by Mr. Gorguze are owned by Gorguze Investments, L.P., a limited partnership, of which Mr. Gorguze is sole limited partner and a corporation, of which Lynn Gorguze, his daughter, owns 100% of the capital stock, is sole general partner.

 (9) Includes options to acquire 29,647 shares of Common Stock that will have vested within 60 days following March 20, 1998. Mr. Henry also has options to purchase 16,667 shares of Common Stock that will not have vested within 60 days following March 20, 1998.

(10) Reflects options to acquire shares of Common Stock that will have vested within 60 days following March 20, 1998. Mr. Klosterman also has options to purchase 20,001 shares of Common Stock that will not have vested within 60 days following March 20, 1998.

(11) Includes options to acquire 9,999 shares of Common Stock that will have vested within 60 days following March 20, 1998. Mr. Little also has options to purchase 20,001 shares of Common Stock that will not have vested within 60 days following March 20, 1998. Also includes 26,858 shares held by Mr. Little's IRA. Also includes 2,350 shares held by each of Mr. Little's wife and his adult son and daughter, as to which Mr. Little disclaims beneficial ownership.

(12) Includes options to acquire 120,832 shares of Common Stock that will have vested within 60 days following March 20, 1998. Mr. Mathewson also has options to purchase 121,668 shares of Common Stock that will not have vested within 60 days following March 20, 1998.

(13) Includes options to acquire 29,647 shares of Common Stock that will have vested within 60 days following March 20, 1998. Mr. Nolen also has options to purchase 16,667 shares of Common Stock that will not have vested within 60 days following March 20, 1998.

(14) Includes options to acquire 13,333 shares of Common Stock that will have vested within 60 days following March 20, 1998. Mr. Rossi also has options to purchase 26,667 shares of Common Stock that will not have vested within 60 days following March 20, 1998.

(15) Includes beneficial ownership of shares of Common Stock subject to options exercisable within 60 days following March 20, 1998 and includes the shares held by Gorguze Investments, L.P.

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission (the "SEC") reports of ownership and changes in ownership of Common Stock and other equity securities of the Company on Forms 3, 4 and 5. Based on a review of such forms and written representations of reporting persons, the Company believes that during the fiscal year ended December 31, 1997, its officers and directors and holders of more than 10% of the Company's Common Stock complied with all applicable Section 16(a) filing requirements.

                         EXECUTIVE OFFICERS OF THE COMPANY

     Set forth below is certain information regarding each of the current executive officers of the Company. Information about Messrs. Barbera, DeVault and Mathewson is presented in "ELECTION OF DIRECTORS -- Nominees for Election by Holders of Common Stock." Officers are appointed by and serve at the discretion of the Board. Except as otherwise indicated, the positions listed are with Aldila, Inc.

Name                Age    Position
----                ---    --------
Gary T. Barbera      60    Chairman of the Board of Directors, Chief Executive
                           Officer, and Director

Jon B. DeVault       60    Vice President and Director; President of Aldila
                           Materials Technology Corp.

Peter R. Mathewson   47    Vice President and Director; President and Chief
                           Operating Officer of Aldila Golf Corp.

Robert J. Cierzan    51    Vice President, Finance, Secretary and Treasurer

Michael J. Rossi     44    Vice President, Sales and Marketing of Aldila Golf
                           Corp.

     The principal occupations and positions for the past five years, and in certain cases prior years, of the executive officers of the Company who are not also nominees for election as a director, are as follows. Reference to service with the Company through April 23, 1993 means only service with Aldila Golf Corp. and the predecessor company to Aldila Golf Corp.

     Robert J. Cierzan has been Secretary and Treasurer of Aldila since January 1991 and Vice President, Finance since March 1989. From September 1988 to February 1989, Mr. Cierzan held the position of Executive Vice President-Finance at Illinois Coil Spring Company, a diversified manufacturer of springs, automotive push-pull controls and rubber products.

     Michael J. Rossi has been the Vice President, Sales and Marketing of Aldila Golf Corp. since March 24, 1997 when he joined the Company. Prior to that, from August 1994 to March 1997, Mr. Rossi was the Vice President and General Manager of Fujikura Composite America which manufactures graphite golf shafts and is a wholly owned subsidiary of Fujikura Rubber Limited, a Japanese publicly held company. From November 1989 to August 1994, he was Vice President, Sales Marketing for True Temper Sports, a division of the Black & Decker Corporation which manufactures steel golf shafts.

                               EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth the compensation (cash and non-cash, plan and non-plan) paid to each of the Named Executive Officers for services rendered in all capacities to the Company during the three fiscal years ended December 31, 1997, 1996 and 1995.

                             SUMMARY COMPENSATION TABLE

                                                                                                               Long Term
                                                                   Annual Compensation                        Compensation
                                                                                                               Securities
                                                                                        Other Annual           Underlying
 Name and Principal Position         Fiscal Year      Base Salary        Bonus          Compensation             Options
 ---------------------------         -----------      -----------        -----          ------------          ------------
 Gary T. Barbera                         1997           $359,400      $  --              $    --                  250,000
      Chairman of the Board and          1996            332,900        86,600                --                   60,000
      Chief Executive Officer            1995            317,000         --                   --                   40,000

 Peter R. Mathewson                      1997            200,800         --                   --                  162,500
      Vice President; President and      1996            119,300        31,000                --                   40,000
      Chief Operating Officer,           1995            111,000         --                 51,803(2)              25,000
      Aldila Golf Corp.

 Robert J. Cierzan                       1997            159,000         --                   --                  125,000
      Vice President, Finance;           1996            137,400        35,700                --                   35,000
      Secretary and Treasurer            1995            128,000         --                   --                   18,000

 Peter J. Piotrowski(1)                  1997            129,300         --                   --                   25,000
      Vice President, Manufacturing      1996            119,200        31,000                --                   30,000
                                         1995            113,000         --                 67,460(2)              25,000

 Michael J. Rossi                        1997            115,300         --                   --                   40,000
      Vice President - Sales and          --                --           --                   --                     --
      Marketing, Aldila Golf Corp.        --                --           --                   --                     --

--------------
(1) In February 1998, Peter J. Piotrowski resigned in all capacities held with the Company, including all subsidiaries thereof.

(2) Represents the excess of fair market value of securities purchased from the Company over the price paid for such securities.

     The following table sets forth information concerning the grant of stock options during the fiscal year ended December 31, 1997 to each of the Named Executive Officers.

                                   OPTION GRANTS
                     IN THE FISCAL YEAR ENDED DECEMBER 31, 1997

                                          Individual Grants
                         ---------------------------------------------------
                                       Percent of
                                         Total
                                        Options                                   Potential Realizable
                                       Granted to                                   Value at Assumed
                                       Employees                                     Annual Rates of
                                       in Fiscal   Exercise or                        Stock Price
                           Options        Year      Base Price    Expiration        Appreciation for
 Name                    Granted(1)     1997(2)    (per share)     Date(3)             Option Term
 ----                    ----------    ----------  -----------    ----------      --------------------
                                                                                   5% (4)       10%(4)
                                                                                   --------    ----------
 Gary T. Barbera            250,000        26%       $4.80           5/06/07       $754,670    $1,912,490

 Robert J. Cierzan          125,000        13%        4.80           5/06/07        377,340       956,240

 Peter R. Mathewson         100,000        10%        4.94           1/07/07        310,670       787,310
                            62,500         6%         4.80           5/06/07        188,670       478,120

 Peter J. Piotrowski        25,000         3%         4.80                           75,470       191,250
                                                                     5/06/07(5)

 Michael J. Rossi           40,000         4%         4.80           5/06/07        120,750       306,000

--------------
(1) These options were granted pursuant to the Company's 1994 Stock Incentive Plan, as amended and restated (the "1994 Stock Incentive Plan"). One-third of the total number of options granted are exercisable on the first anniversary of the option grant date and thereafter, an additional one-third of the total number of options granted are exercisable on each of the second and third anniversaries of the option grant.

(2) In fiscal 1997, the Company granted a total of 962,500 options to its employees under the Company's 1994 Stock Incentive Plan. This number was used in calculating the percentages above.

(3) The options granted under the Company's 1994 Stock Incentive Plan generally expire on the earliest of (a) the tenth anniversary of the date of grant,
     (b) if the Optionee's employment is terminated as a result of death, disability, retirement or within two years after a change in control, one year following termination of employment, (c) if the Optionee's employment is terminated for any other reason, 30 days following termination of employment or (d) the exercise in full of the option.

(4) The assumed 5% and 10% annual rates of appreciation over the term of the options are set forth in accordance with rules and regulations adopted by the SEC and do not represent the Company's estimate of stock price appreciation.

(5) Mr. Piotrowski's options have been terminated following his resignation in February 1998. These dates represent the original expiration dates of Mr. Piotrowski's options.

     AGGREGATED OPTION EXERCISES. The following table sets forth information (on an aggregated basis) concerning each exercise of stock options during the fiscal year ended December 31, 1997 by each of the Named Executive Officers and the fiscal year-end value of unexercised options. The Company has no outstanding stock appreciation rights, either freestanding or in tandem with options.

                             AGGREGATE OPTION EXERCISES
                   IN THE FISCAL YEAR ENDED DECEMBER 31, 1997 AND
                           FISCAL YEAR-END OPTION VALUES

                                                                                                  Value of Unexercised
                                                          Number of Securities Underlying             "In-the-Money"
                                                               Unexercised Options at               Options at Fiscal
                             Shares                                Fiscal Year-End                     Year-End(1)
                          Acquired on                     --------------------------------        ----------------------
           Name             Exercise    Value Realized      Exercisable      Unexercisable     Exercisable     Unexercisable
           ----           -----------   --------------      -----------      -------------     -----------     -------------
 Gary T. Barbera               --             --              83,817            303,333            --                   --

 Robert J. Cierzan             --             --              38,667            154,333            --                   --

 Peter R. Mathewson            --             --              45,000            197,500            --                   --

 Peter J. Piotrowski(2)        --             --              41,667            53,333             --                   --

 Michael J. Rossi              --             --              0                 40,000             --                   --

--------------
(1) Options are "in-the-money" at the fiscal year-end if the fair market value of the underlying securities on such date exceeds the exercise price of the option. The closing price of the Company's Common Stock on December 31, 1997 did not exceed the exercise price of the above underlying securities and, accordingly, none of the options are "in-the-money."

(2) Mr. Piotrowski's options have been terminated following his resignation in February 1998.

                               DIRECTOR COMPENSATION

     Directors, other than management directors (Gary T. Barbera, Jon B. De Vault, and Peter R. Mathewson), currently receive for their service as directors $2,000 per quarter, $1,000 per Board meeting attended and $500 per committee meeting attended. Each director, including each management director and other directors not receiving directors' fees, is reimbursed for his or her out-of-pocket expenses arising from attendance at meetings of the Board or committees thereof.

     Pursuant to the Company's 1994 Stock Incentive Plan on November 3, 1997, Thomas A. Brand, a non-employee director, received an initial stock option grant of 26,314 shares. In May 1997, each of the non-employee directors who had more than one year of service (Peter E. Bennett, Marvin M. Giles, III, Vincent T. Gorguze, John J. Henry, Donald C. Klosterman, Wm. Brian Little, and Chapin Nolen) received an annual stock option grant of 10,000 shares. Under the 1994 Stock Incentive Plan, each non-employee director with more than one year of service (currently, Messrs. Bennett, Giles, Gorguze, Henry, Klosterman, Little and Nolen) will receive additional options to acquire 10,000 shares annually on the last trading day in the month of May.

                 EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                         AND CHANGE-IN-CONTROL ARRANGEMENTS

     Except for the provisions of the 1994 Stock Incentive Plan and related agreements thereto, there are no compensatory plans or arrangements with respect to any of the above executive officers (including each of the Named Executive Officers) which are triggered by, or result from, the resignation, retirement or any other termination of such executive officer's employment, a change-in-control of the Company or a change in such executive officer's responsibilities following a change-in-control.

                         COMPENSATION COMMITTEE INTERLOCKS
                             AND INSIDER PARTICIPATION

     From January 1992 until April 23, 1993, Wm. Brian Little, who was on the Compensation Committee throughout 1997, served as President of the Company and also served in an executive officer capacity at Aldila Golf Corp. Mr. Little received no compensation from the Company or any of its subsidiaries for services rendered in any of such capacities.

               REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES
                             ON EXECUTIVE COMPENSATION


     INTRODUCTION. The Compensation Committee of the Board of Directors in 1997 was comprised of Peter E. Bennett, Donald C. Klosterman and Wm. Brian Little. The Company's employee stock option plans, including its 1994 Stock Incentive Plan, are administered by the Stock Option Committee, which was comprised in 1997 of Marvin M. Giles, III, Mr. Klosterman and Mr. Little.

     COMPENSATION OBJECTIVES AND POLICIES. The principle objectives of the Company's executive compensation are to: (i) support the achievement of desired Company performance, (ii) align the executive officers' interests with the success of the Company and with the interests of the Company's stockholders and (iii) provide compensation that will attract and retain superior talent and reward performance. These objectives are principally achieved through compensation in the form of annual base salaries, bonuses and equity investment opportunities.

     Executive officers generally receive salary increases at the time of their respective employment anniversaries as approved by the Compensation Committee, taking into consideration the recommendations of the Company's Chairman and Chief Executive Officer. In 1997, executive officer salary increases generally ranged from 5% to 15%, with a 64% increase in salary given to Peter Mathewson due to his increase of responsibility upon his appointment as President and Chief Operating Officer of Aldila Golf Corp. in January 1997. In deciding to provide these salary increases to the executive officers, the Compensation Committee took into account the overall performance of the Company in 1997 and 1996 in the face of continuing decreases in sales to Callaway Golf Company, the Company's largest customer, and significant continued pressure on pricing that was negatively impacting the Company's gross margins. The Compensation Committee also took into account the efforts of a number of the executive officers in connection with the development of the Company's carbon fiber plant.

     Principally as a result of the continued price pressures, the Company did not perform at a level that warranted any bonuses under the Company's Executive Bonus Plan (the "Bonus Plan") as described below.

     The Compensation Committee believes that overall 1997 executive compensation levels adequately reflected (i) each executive's business results and performance in his area of responsibility, (ii) each executive's contribution to the overall management team and (iii) each executive's then expected future contributions to the Company.

     In addition to annual base salaries, in 1997, all executive officers participated in the Company's Bonus Plan. Bonus awards to be granted under the Bonus Plan were predicated on the actual financial performance of the Company at the end of the Company's fiscal year as compared to the target financial performance objectives established by the Compensation Committee in late 1996 based on the Company's 1997 operating plan. The bonuses awarded were dependent upon the Company achieving a specified dollar amount of pretax profits and increased to the extent pretax profits exceeded that minimum level and achieved various higher levels. The bonus for each participant was set at a percentage of the participant's base salary, with the percentage depending on what level of pretax profits the Company achieved. In establishing the targets and resulting bonuses, the Committee determined that it was important that the bonus payment structure be designed to reward executive officers for high levels of performance by the Company, weighted so that superior performance (viewed against the performance then expected in accordance with management's internal projections for 1997 performance as approved by the Board of Directors) would result in substantially higher bonuses than would result from merely acceptable performance. While a substantial portion of the bonus was subject solely to the Company attaining its quantitative objectives, a portion of the total bonus award was also subject to a discretionary modifier determined by the Chairman and Chief Executive Officer allowing him to reduce the bonus if the executive's individual performance so warranted. As indicated above, the Company's pre-tax profits did not meet the minimum thresholds in the Bonus Plan and no bonuses were paid under the Bonus Plan for 1997.

     The Board of Directors believes that executive officers who are in a position to make a substantial contribution to the long-term success of the Company and to build stockholder value should have a significant stake in the Company's on-going success. To this end, the Company's compensation objectives have been designed to be achieved through significant stock ownership in the Company by executive officers in addition to base salary and bonus payments.

     The purpose of the 1994 Stock Incentive Plan is to provide an additional incentive to employees to work to maximize stockholder value and to facilitate broadening and increasing stock ownership by executives and other key employees. In 1997, options to purchase an aggregate of 962,500 shares were granted to employees of the Company as a group, with 602,500 of those being granted to the Named Executive Officers. The Stock Option Committee believes that these stock option grants were appropriate in light of the policy of the Board of Directors that significant equity ownership by executive officers is an important contributor to aligning the interests of executive officers with those of the stockholders of the Company, and the number of options awarded to individual officers were set based on the Stock Option Committee's perception, in part in light of recommendations by the Company's Chairman and Chief Executive Officer, as to each officer's ability to affect the Company's overall future performance.

     The Stock Option Committee believes that these options, together with the shares and options previously made available to executive officers, have provided significant incentives for executives to increase the value of the Company for the benefit of all stockholders and have offered executives significant opportunities to profit personally from their efforts to increase that value.

     The Compensation Committee and the Stock Option Committee have considered the impact of Section 162(m) of the Internal Revenue Code on their executive compensation decisions. Section 162(m) generally disallows a federal income tax deduction to any publicly-held corporation for compensation paid to the chief executive officer and the four other most highly compensated executive officers to the extent that such compensation in a taxable year exceeds $1 million. Section 162(m), however, does not disallow a deduction for qualified "performance-based compensation" the material terms of which are disclosed to and approved by stockholders. The Company's Bonus Plan as in effect in 1995 does not qualify as performance-based compensation for the purposes of Section 162(m), although the 1992 Plan and the 1994 Stock Incentive Plan each so qualify. During 1997, the Compensation Committee believed it unlikely that any executive officer of the Company would receive in excess of $1 million in compensation, other than performance-based compensation, and the Compensation Committee believes that it unlikely that any executive officer will receive in excess of that amount in 1998. As a result, the Compensation Committee has not taken any steps to qualify the bonus plan as performance-based compensation, although it anticipates that the Company would do so before any executive receives salary, bonus and other non-performance based compensation in excess of $1 million.

     COMPENSATION OF CHIEF EXECUTIVE OFFICER. Gary T. Barbera's compensation during 1997 as Chairman of the Board and Chief Executive Officer was reviewed in connection with the Compensation Committee's overall review of executive officer compensation, at which time the Compensation Committee decided to increase his base salary from $350,000 to $367,500, effective in November 1997. As described above, Mr. Barbera did not receive any bonus under the Bonus Plan. As was the case with the increases in salary approved for the other executive officers, the Compensation Committee believed that his and the Company's performance since his last compensation review and the likelihood that he would receive no bonus for 1997 justified a modest increase in his base salary. The Compensation Committee also took into account the significant contribution of Mr. Barbera in connection with the Company's efforts to establish a carbon fiber manufacturing capacity. In May 1997, as part of the general grant referred to above, the Stock Option Committee awarded Mr. Barbera options to acquire 250,000 shares of the Company's Common Stock. The Stock Option Committee believed that this number of options was appropriate in light of the importance of Mr. Barbera's position to the Company and his level of stock ownership. The Compensation Committee also continues to believe that Mr. Barbera's participation in the Bonus Plan in conjunction with his stock ownership and employee stock options have provided substantial incentives for him to create stockholder value.

     Compensation Committee             Stock Option Committee
     Peter E. Bennett                   Marvin M. Giles
     Donald C. Klosterman               Donald C. Klosterman
     Wm. Brian Little                   Wm. Brian Little

     The Board Compensation Committee Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act and shall not otherwise be deemed filed under such Acts.

                  PERFORMANCE GRAPH FOR ALDILA, INC. COMMON STOCK

     The performance graph for the Company's Common Stock compares the cumulative total return (assuming reinvestment of dividends) on the Company's Common Stock with (i) the Center for Research in Security Prices ("CRSP") Index for NASDAQ Stock Market (U.S. Companies) (the "Market Index") and (ii) the CRSP Index for NASDAQ Stocks (SIC 3940 - 3949) -- Dolls, Toys, Games and Sporting and Athletic Goods (the "Peer Index"), assuming an investment of $100 on June 8, 1993 (the date the Common Stock commenced trading on the NASDAQ Stock Market) in each of the Common Stock, the stock comprising the Market Index and the stock comprising the Peer Index.

                                      INDEXED/CUMULATIVE RETURN
                                 -------------------------------------
                                 12/31   12/31   12/31   12/31   12/31
               COMPANY/INDEX      1993    1994    1995    1996    1997
               -------------     -----   -----   -----   -----   -----
               Aldila              134     108      40      46     41
               Market Index        112     110     156     192    236
               Peer Index           99      89      88      54     50

NOTES:

A. The index levels are derived from compounded daily returns that include all dividends.
B. The index levels for the Company, the Market Index and the Peer Index were each set to 100 at June 8, 1993.

                                 ANNUAL REPORT

     The Company's Annual Report for the fiscal year ended December 31, 1997 (the "1997 Annual Report") is included with the mailing of this Proxy Statement. The 1997 Annual Report contains consolidated financial statements of the Company and its subsidiaries and the report thereon of Deloitte & Touche LLP, independent accountants.

                                 PROXY SOLICITATION

     The cost of soliciting proxies will be paid by the Company. Chemical Mellon Shareholder Services, 300 South Grand Avenue, 2nd Floor, Los Angeles, California 90071, has been retained to solicit proxies by mail, telephone or personal solicitation for a fee of $3,500 plus expenses. The Company has also arranged for reimbursement, at the rate suggested by the New York Stock Exchange, of brokerage houses, nominees, custodians and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares held of record. Proxies may also be solicited by directors, officers and employees of the Company, but such persons will not be specially compensated for such services.

                             PROPOSALS OF STOCKHOLDERS

     Under certain circumstances, stockholders are entitled to present proposals at stockholder meetings. Any such proposal to be included in the Proxy Statement for the Company's 1999 Annual Meeting of Stockholders must be received by the Company no later than December 8, 1998 in a form that complies with applicable regulations. Proposals should be directed to the Secretary of the Company.

                               AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's Regional Offices located at 7 World Trade Center (13th Floor), New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or, at no charge, may be obtained at the SEC's web site: http://www.sec.gov. In addition, such material may also be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006-1500.

                                   OTHER MATTERS

     The Board knows of no matters other than those listed in the attached Notice of Annual Meeting which are likely to be brought before the Meeting. However, if any other matter properly comes before the Meeting, the persons named on the enclosed proxy card will vote the proxy in accordance with their best judgment on such matter.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       /s/ ROBERT J. CIERZAN
                                       ---------------------
                                       Robert J. Cierzan
                                       Secretary

April 8, 1998

                                 ALDILA, INC.

     The undersigned stockholder of ALDILA, INC, hereby appoints GARY T. BARBERA, VINCENT T. GORGUZE and WM. BRIAN LITTLE, or any of them, Proxies of the undersigned, each with full power to act without the other and with the power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Aldila, Inc., to be held at the Rancho Bernardo Inn, 17550 Bernardo Oaks Drive, San Diego, California 92128 on Wednesday, May 6, 1998 at 9:00 a.m. (Pacific time), and at any adjournments or postponements thereof, and to vote all shares of stock of the Company standing in the name of the undersigned with all the powers the undersigned would possess if personally present, in accordance with the instructions below and on the reverse hereof, and in their discretion upon such other business as may properly come before the meeting or any adjournments thereof.

     THIS PROXY WILL BE VOTED ON THE REVERSE HEREOF, AND WILL BE VOTED IN FAVOR OF PROPOSALS 1, 2 AND 3 IF NO INSTRUCTIONS ARE INDICATED.

IMPORTANT: SIGNATURE REQUIRED ON REVERSE SIDE



----------------------------------------------
COMMENTS/ADDRESS CHANGE: PLEASE MARK
COMMENT/ADDRESS CHANGE ON REVERSE SIDE



                                                     (Continued and to be signed
                                                             on reverse side)


                       FOLD AND DETACH HERE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE PROPOSALS.

                                   FOR all nominees             WITHHOLD
1. ELECTION OF DIRECTORS          listed (except as             AUTHORITY
                                marked to the contrary        to vote for all
                                                              nominees listed

                                        / /                        / /


Nominees: Gary T. Barbara, Peter E. Bennett, Thomas A. Brand, Jon E. DeVault, Marvin M. Gilles, III, Vincent T. Gorguze, John J. Henry, Donald C. Klosterman Wm. Brian Little, Peter P. Mathewson, Chapin Nolen

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)

-------------------------------------------------------------------------------


                                                             Please vote
                                                             your shares
                                                             indicated in   / /
                                                             this example



2. Ratification of the appointment of Deloitte & Touche  FOR   AGAINST   ABSTAIN
   LLP as the independent accountants of the Company.    / /     / /        / /

3. In their discretion, the Proxies are authorized
   to vote upon such other business as may properly      / /     / /        / /
   come before the meeting or any adjournment hereof.



                           I PLAN TO ATTEND MEETING           / /


                           COMMENTS/ADDRESS CHANGE
                           Please mark this box if you have   / /
                           written comments or an address
                           change on the reverse side.



The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held May 6, 1998 and the Proxy Statement furnished herewith.



Signature(s)                                             Date             ,1998
           ----------------------------------------------    -------------
Please sign as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, give full title as such. If more than one name appears hereon, all parties should sign.
-------------------------------------------------------------------------------
                              FOLD AND DETACH HERE